EXHIBIT 99

August Technology Corporation	News Release
4900 West 78th Street	For Release on February 26
Bloomington, MN 5545 USA
	Contact:	David Klenk, President & Chief Operating Officer
Tel: 952-820-0080	Phone:	(952) 820-0080
Fax: 952-820-0060	E-mail:	david.klenk@augusttech.com

www.AugustTech.com	Contact:	Megan Rasmusson, Communications Specialist
info@augusttech.com	Phone:	(952) 259-1647
	E-mail:	megan.rasmusson@augusttech.com

August Technology Announces Revised Agreement to Acquire

Semiconductor Technologies & Instruments (STI)

Minneapolis — February 26, 2003 — August Technology Corporation (Nasdaq:AUGT) today announced that it has entered into a settlement and purchase agreement with ASTI Holdings, Ltd., of Singapore to acquire all of the outstanding stock of Semiconductor Technologies and Instruments, Inc. (STI) of Plano, Texas.  The acquisition purchase price consists of $1.25 million in cash and 215,385 shares of August Technology common stock.  This represents a purchase price of approximately $1.8 million based on the Company’s closing stock price on February 24, 2003.  The Company had previously announced the signing of a definitive agreement to acquire STI in May 2002, and subsequently terminated the agreement in August 2002.

“We are very pleased with the outcome of this transaction.  Although this agreement does not include the Singapore-based die sort product line mentioned in our May announcement, the transaction does include all intellectual property and numerous technical resources related to STI’s strengths in 2D and 3D inspection on the probe floor which will further enhance our position as a leader in automated visual defect inspection,” stated Jeff O’Dell, August Technology’s CEO.  “In addition, STI’s installed base adds key foundries in Taiwan and several prominent integrated device manufacturers (IDMs) in Europe and the United States to August Technology’s already broad customer list.”

“Through this acquisition, August Technology will gain a presence in the Dallas area, focusing on technology and applications development, along with regional sales and service support,” said David Klenk, August Technology’s president and chief operating officer.   “Working closely with the experienced STI team will allow us to better serve our combined customer base in the microelectronic industries.”

The transaction is subject to approval by the shareholders of STI’s parent company and other customary conditions and is anticipated to close in the second quarter of 2003.

About the Company: August Technology’s automated inspection solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward Looking Statement: This release contains forward-looking statements that involve risks and uncertainties including statements regarding the anticipated closing of this transaction and statements regarding the benefits of increased tool performance, product diversity and a strengthened customer list. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to, the risk that conditions to closing will not be satisfied, and, if the acquisition is closed, risks related to the integration of STI’s customers, the development, manufacture, shipment, delivery and acceptance of STI products.  Please refer to additional risk factors stated in August Technology’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.